	Core Comment	Reply
	SportsBall Business Case Study Today we're breaking down the 2024 earnings of The Arena Group, a media company that runs a range of online magazines, including Athlon, their sports vertical. This case study focuses on how a shift in their sports content model flipped traditional editorial incentives and sparked a surge in output and users, leading to a major financial turnaround. @athlonsports If you have questions or thoughts about Arena or its strategy, drop them in the comments, their CEO @pauledmondson will be responding where he can with perspectives from their leadership	
	I see some media brands trying to pump out as much content as possible, some hiring tons of freelancers and using the pay per click revenue sharing model. Whereas other brands seem to be more invested in the quality of every piece of content and it's not just a numbers game (like @_sportsball) Any thoughts on which end of the spectrum is better for different types of media companies/creators?	
	Surprised there's no mention/implementation of AI	
		@herbalfilm we mainly think of AI as productivity assists, not for content generation.
		@pauledmondson love to hear it! I appreciate the response
	Are the writers making more and/or is Arena Group using AI? I work tangentially with a media company that produces a few small local pubs and they cut some writers and have the others relaying on AI to generate articles which the writers then go in an edit. Seems very shady to me.	
		@thisisliterallytheonlynameleft We believe in talent creating news. It's a 24/7 business when news breaks. Appreciate the AI question, our editorial policies allow for original content creation. We have some of the best sports talent in digital and print...Hope you give the site a read.
		@pauledmondson I meant making more money…not more content?
		@thisisliterallytheonlynameleft Top talent earn multiples of what we paid in salary.
		@pauledmondson so on When you say "top talent earns multiples". Does that mean two people? Is the average writer making the same amount of money while working the same amount of hours or are they having to work twice as long to make the same paycheck? The fear most people have about AI is that the average worker (aka the actual producer) is going to make less while c-suite makes more.
	Super interesting	
	Are the writers making more?	
		@thisisliterallytheonlynameleft Good question. In total, we are paying a lot more to to talent, but what I think is most interesting is the top talent makes multipes what we paid as salary on Athlon. Ultimately, we believe it's a talent driven business.
	This is so clear and informative	
	How did you find the talent for the writers and how much did you decide was appropriate for a revenue shared model?	

		@camydn1 The seed started with two folks that were here. They were part of the team, and largely running in a traditional way with little motivation. They embraced an entrepreneurial spirit and they found other great talent and it grew from there. For each of our brands, we are starting in the same way... Unlocking internal talent.
	This model seems that it would disproportionately favor writers who publish articles on the top three sports, and would disincentivize very good writers who cover more niche sports like tennis or f1 racing. Do those writers who focus on the less popular sports in the US still on performance based contracts or do they have a more traditional compensation structure?	
		@mprosser91 Love this question. It's super important to have a large enough market to make a living. Football is the largest market, but also a lot of talent. Racing, a category we are passionate about - hope folks saw our racing preview issue - is a growing area where talent can make a great living covering F1, NASCAR or Indy. Personally, I'm an Indy fan.
	Congrats @pauledmondson this is a significant turnaround. Keep it going!!	
	Congrats..	
	Seems like this model could be applied everywhere in the media world. It's time for a new model.	
	Really cool to see this explained this way - the shift in model has opened up a ton of opportunity across the portfolio.	
	What shift in content strategy did the writers use? SEO? Increased word count? Better images? Infographics? Change in UX?	
	Excellent video, wish every company gave a clear and concise update like this.	
	Moving from quality journalism to sensationalized click-bait	
	How is this scale in number of articles has been facilitated? From operational pov. It's a crazy number of articles to review, edit, upload. Crazy number of images to edit.	
		And also - how are you making sure to avoid duplicated content issues from SEO standpoint?